INTERDIGITAL ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS
Quarter Marked by Continued Strong Free Cash Flow and Healthy Cash Position as Company Executes on Licensing Program

WILMINGTON, DE.—July 25, 2013—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the second quarter ended June 30, 2013.
Second Quarter 2013 Financial Highlights:

•	Revenue of $67.7 million;

•	Net income of $9.2 million, or $0.22 per diluted share;

•	Ending cash and short-term investments totaling $769.8 million at June 30, 2013; and

•	Free cash flow[1] of $132.9 million in second quarter 2013, and $203.8 million in first half 2013.

“The second quarter of 2013 was marked by strong free cash flow, the continued positive impact of our licensing program, including an arbitration award, and the benefits of careful management of our business as we work to bring the industry's largest players under license,” said William J. Merritt, President and Chief Executive Officer of InterDigital. “The strength of that core business, which we are working to broaden via new licensing avenues, continues to position InterDigital very strongly going forward.”

Second Quarter 2013 Summary

Revenue in second quarter 2013 totaled $67.7 million, compared to $71.9 million in second quarter 2012. This $4.2 million decrease in total revenue was primarily attributable to a $16.9 million decrease in fixed-fee amortized royalty revenue, as well as the impact of a $9.0 million patent sale in second quarter of last year. These decreases were partially offset by $23.5 million in past sales in second quarter 2013 related to the Pegatron arbitration award. The company's second quarter 2013 net income was $9.2 million or $0.22 per diluted share, compared to net income of $9.7 million, or $0.22 per diluted share, in second quarter 2012.
The majority of the fixed-fee amortized royalty revenue decrease was due to the expiration of the 3G portion of our patent license agreement with Samsung at the end of 2012, which was partially offset by the addition of fixed-fee amortized royalty revenue from the Sony patent license agreement signed in fourth quarter 2012. Per-unit royalty revenue decreased $1.3 million due to lower shipments from our Japanese per-unit licensees and one of our licensees with concentrations in the smartphone market.
Second quarter 2013 operating expenses totaled $55.0 million, compared to $54.3 million in second quarter 2012. This change includes a $3.7 million increase in intellectual property enforcement and non-patent litigation costs ($17.5 million in second quarter 2013 versus $13.8 million in second quarter 2012), due to the higher level of activity surrounding the company's USITC actions, the related federal court actions and several licensee arbitrations. Additionally, a $2.1 million increase in patent amortization was driven by recent patent acquisitions. These and other increases were partially offset by decreases in long-term compensation and personnel-related costs totaling $5.7 million, due to lower accrual rates in 2013 for the company's performance compensation plans and lower personnel levels as a result of the company's voluntary early retirement program ("VERP") initiated in third quarter 2012.
Second quarter 2013 other income was $2.9 million, a change of $5.4 million compared to $2.5 million of other expense in second quarter 2012. The change between periods primarily resulted from the interest income associated with the Pegatron arbitration award received in second quarter 2013.

The company's second quarter 2013 effective tax rate was approximately 44.8 percent, as compared to 35.9 percent in second quarter 2012. The increase resulted from the impact of additional forecasted state tax expense on the annualized effective tax rate in 2013.
In second quarter 2013, the company generated $132.9 million of free cash flow compared to cash used of $23.4 million in second quarter 2012. This increase is primarily attributable to the receipt of prepayments totaling $134.8 million from existing licensees.
First Half 2013 Summary
The company's first half 2013 revenue totaled $115.1 million, a 19 percent decrease from $141.2 million reported in first half 2012. The $26.1 million decrease in total revenue in first half 2013 was primarily attributable to a $33.6 million decrease in fixed-fee amortized royalty revenue, again due to the net impact of the Samsung and Sony patent license agreements discussed earlier. Per-unit royalty revenue decreased $6.5 million, while past sales increased $23.3 million in first half 2013. Both the per-unit royalty revenue and past sales revenue changes were driven by the same reasons discussed above.
The company's first half 2013 net loss was $3.0 million, or $0.07 per diluted share, a decrease of $23.6 million from net income of $20.6 million, or $0.46 per diluted share, in first half 2012.
First half 2013 operating expenses of $117.4 million increased $13.2 million, or 13 percent, from $104.2 million in first half 2012. This increase in operating expense was primarily due to a $12.1 million increase in intellectual property enforcement and non-patent litigation costs ($38.2 million in first half 2013 versus $26.1 million in first half 2012), primarily due to costs associated with the USITC actions and various arbitrations with our existing licensees. Patent amortization increased $3.7 million due to patent acquisitions in recent years. The $1.8 million increase in patent maintenance and patent evaluation was primarily related to due diligence associated with both patent acquisition and patent sale opportunities. These and other increases were partially offset by a $7.0 million decrease in long-term compensation and personnel-related costs, primarily due to lower accrual rates in 2013 for the company's performance compensation plans and lower personnel levels as a result of the VERP initiated in third quarter 2012.
First half 2013 other expense of $6.6 million increased from $5.2 million in first half 2012. The increase primarily resulted from the recognition of a $6.7 million investment impairment during first half 2013, partially offset by an increase in investment income that primarily resulted from interest income associated with the Pegatron arbitration award received in second quarter 2013.
In first half 2013, our effective tax rate was approximately 51.9 percent based on the statutory federal tax rate net of discrete federal and foreign taxes. During first half 2012, our effective tax rate was approximately 35.1 percent based on the statutory federal tax rate net of discrete foreign taxes. The increase in the effective tax rate resulted from a discrete first half 2013 reversal of a valuation allowance against certain deferred tax assets and the impact of additional forecasted state tax expense on the annualized effective tax rate in 2013.

In first half 2013, the company generated $203.8 million in free cash flow compared to $57.2 million in first half 2012. This increase is primarily attributable to the receipt of prepayments totaling $242.4 million from existing licensees.
Conference Call Information
InterDigital will host a conference call on Thursday, July 25, 2013 at 10:00 a.m. Eastern Time to discuss its second quarter 2013 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.

For telephone access to the conference, call (800) 344-6491 within the United States or (785) 830-7988 from outside the United States. Please call by 9:50 a.m. ET on July 25 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET July 25 through 1:00 p.m. ET July 30. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 3927765.
About InterDigital®
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our statement that we are working to bring the industry's largest players under license; (ii) our statement that we are working to broaden our core licensing business via new licensing avenues; and (iii) our belief that our core licensing business continues to position InterDigital very strongly going forward. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” “work to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) the ability of our Innovations Group to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) the ability of our Solutions Group to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; and (xi) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnote
1    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2013	2012	2013	2012
REVENUES:
Per-unit royalty revenue	$26,052	$27,430	$55,366	$61,876
Fixed fee amortized royalty revenue	16,916	33,764	33,826	67,445
Past sales	24,242	1,150	24,929	1,605
Patent sales	—	9,000	—	9,000
Technology solutions revenue	482	527	934	1,250
	67,692	71,871	115,055	141,176

OPERATING EXPENSES:
Patent administration and licensing	33,164	26,200	70,039	49,428
Development	13,477	17,177	29,623	34,666
Selling, general and administrative	8,359	10,920	16,201	20,103
Repositioning	—	—	1,544	—
	55,000	54,297	117,407	104,197

Income (loss) from operations	12,692	17,574	(2,352)	36,979

OTHER INCOME (EXPENSE)	2,899	(2,484)	(6,581)	(5,218)
Income (loss) before income taxes	15,591	15,090	(8,933)	31,761
INCOME TAX (PROVISION) BENEFIT	(6,985)	(5,417)	4,636	(11,158)
NET INCOME (LOSS)	$8,606	$9,673	$(4,297)	$20,603
Net (Loss) attributable to noncontrolling interest	$(632)	$—	$(1,266)	$—
NET (LOSS) INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$9,238	$9,673	$(3,031)	$20,603
NET (LOSS) INCOME PER COMMON SHARE — BASIC	$0.22	$0.22	$(0.07)	$0.46
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	41,161	43,876	41,150	44,639
NET (LOSS) INCOME PER COMMON SHARE — DILUTED	$0.22	$0.22	$(0.07)	$0.46
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,456	44,139	41,150	44,946
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.20	$0.20

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2013	2012	2013	2012
Net income (loss) before income taxes	$15,591	$15,090	$(8,933)	$31,761
Taxes paid	(1,271)	(1,846)	(3,084)	(2,752)
Non-cash expenses	12,937	10,152	35,462	20,236
Increase in deferred revenue	154,784	6,852	166,353	24,570
Deferred revenue recognized	(27,051)	(50,451)	(52,523)	(107,316)
Increase (decrease) in operating working capital, deferred charges and other	(11,478)	4,578	82,475	(7,829)
Capital spending and capitalized patent costs	(10,563)	(7,737)	(15,915)	(15,895)
FREE CASH FLOW	132,949	(23,362)	203,835	(57,225)

Tax benefit from share-based compensation	543	122	683	1,590
Payments on long-term debt, including capital leases	—	(103)	—	(180)
Acquisition of patents	(513)	(12,000)	(13,013)	(13,000)
Long-term investments	—	—	(445)	—
Proceeds from noncontrolling interests	5,101	—	5,101	—
Dividends paid	(4,115)	(4,470)	(4,115)	(9,040)
Share repurchases	5,101	(52,420)	—	(77,745)
Net proceeds from exercise of stock options	432	350	641	590
Unrealized (loss) gain on short-term investments	(413)	—	(174)	1,135
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$139,085	$(91,883)	$192,513	$(153,875)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Cash & short-term investments	$769,792	$577,279
Accounts receivable (net)	60,609	169,874
Current deferred tax assets	42,061	36,997
Other current assets	31,416	30,197
Property & equipment and patents (net)	199,693	185,381
Other long-term assets (net)	50,332	56,881
TOTAL ASSETS	$1,153,903	$1,056,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$49,189	$66,608
Current deferred revenue	116,858	106,305
Long-term deferred revenue	265,098	161,820
Long-term debt & other long-term liabilities	204,530	203,171
TOTAL LIABILITIES	635,675	537,904
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	514,393	518,705
Noncontrolling interest	3,835	—
TOTAL EQUITY	518,228	518,705
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,153,903	$1,056,609

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY / (USED IN) OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$143,512	$(15,625)	$219,750	$(41,330)
Purchases of property, equipment, & technology licenses	(751)	(499)	(1,180)	(1,030)
Capitalized patent costs	(9,812)	(7,238)	(14,735)	(14,865)
Free cash flow	$132,949	$(23,362)	$203,835	$(57,225)

InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814